Exhibit 99.1

Contact:	Jeanie Herbert Director, Investor Relations	(714) 773-7620

Beckman Coulter Reports Preliminary Third Quarter 2002 Results

     FULLERTON, California, October 15, 2002 — Beckman Coulter, Inc. (NYSE:BEC) announced today that third quarter sales were $501 million, an increase of approximately 5% compared to third quarter 2001 but lower than the sales growth outlook previously provided of about 10%. The company said that the slower quarterly growth is primarily due to the continued decline in pharmaceutical and biotechnology discovery spending. In the third quarter, life science research sales were down around 5% when compared to third quarter 2001 and specialty testing sales were relatively flat. However, clinical diagnostics sales were strong, up about 9%.

     Due to the modest revenue growth in the third quarter and its impact on gross profit, operating income grew about 8%. Net earnings for the third quarter declined 2 to 3% when compared to third quarter 2001, which is lower than the net earnings outlook previously provided of 19 to 22% growth. During the quarter non-operating expenses were unfavorably impacted by a $4 million write-down of a biotechnology equity investment and an unfavorable comparison with prior year’s significant currency hedging gains. The impact to non-operating expenses was partially offset by a favorable cumulative tax rate adjustment, which resulted from higher than anticipated tax deductions and credits, lowering the company’s effective tax rate to 27%.

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Beckman Coulter	Page Two

     The company will release complete results for the third quarter and outlook for 2002 and 2003 on Friday, October 25, 2002 before the market opens. Afterwards, at 9:30 am, the company will host a conference call to discuss the third quarter results and outlook. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select the Investor Relations icon and find the call listed under “What’s New”. The webcast will be archived on both websites for future on-demand replay through Friday, November 8, 2002.

     Beckman Coulter, Inc. is a global biomedical company, headquartered in Fullerton, California. The company develops and markets instruments, chemistries, software and supplies that simplify and automate laboratory processes throughout the biomedical testing continuum. Through pioneering medical research and drug discovery, specialty testing, and patient care diagnostics, Beckman Coulter supports all phases of the battle against disease. Annual sales for the company totaled $2 billion in 2001, with 62% of this amount generated by recurring revenue from supplies, test kits and services. For more information, visit www.beckmancoulter.com.

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